UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2005

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Washington Street, Braintree, Massachusetts		02184-7535
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 849-1800 ext. 4454

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                         Results of Operations and Financial Condition.

On August 1, 2005, Clean Harbors, Inc. (the “Company”) issued a press release announcing the Company’s results of operations for the second quarter and first half of 2005. A copy of that press release is furnished with this Report as Exhibit 99.1.

Item 5.02                         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective August 1, 2005, the Company appointed James M. Rutledge as the Executive Vice President/Chief Financial Officer of the Company. Mr. Rutledge, age 53, was employed from January 2002 through March 2005 as the Chief Financial Officer of Rogers Corporation (NYSE:ROG), a developer and manufacturer of specialty polymer and electronic materials in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions with Witco Corporation, a public-held manufacturer of specialty chemicals. He holds a Bachelor of Arts from Assumption College and an MBA from Rutgers University.

The material terms of the accepted offer letter, severance agreement and relocation package and agreement between Mr. Rutledge and the Company are summarized below, which description is qualified by reference to the copies of such documents filed as Exhibit 10.50 to this Report.

Under such accepted offer letter, the Company has employed Mr. Rutledge on at “at will”  basis with a base annual salary of $275,000. Mr. Rutledge will also be entitled to receive bonuses of up to 80% of base salary under performance criteria to be established from time to time by the Company’s Board of Directors for the Company’s executive officers, as well as supplemental executive incentive payments of up to 30% of base salary under criteria to be established by the Company’s Board of Directors.

Under such severance agreement, Mr. Rutledge would be entitled to receive severance benefits of up to one year’s base salary, plus up to one year of continued medical, dental, life insurance and other benefits, if the Company were to terminate his employment without “cause” (as defined in such severance agreement). In addition, in the event of a “Change of Control”  (as defined in such severance agreement) of the Company, Mr. Rutledge would be entitled to receive such severance benefits if the Company or its successor does not offer him a comparable position or shall terminate his employment without cause within one year after such Change of Control.

Under such relocation package and agreement, the Company has agreed to pay relocation expenses of $25,000, reasonable temporary living expenses for up to 90 days, and certain other costs associated with Mr. Rutledge’s relocation to the area of the Company’s principal offices in Braintree, Massachusetts.

Item 9.01                         Financial Statements and Exhibits

(c) Exhibits

10.50	Accepted offer letter, severance agreement, and relocation package and agreement, effective August 1, 2005, between the Company and James M. Rutledge.

99.1	Press Release dated August 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

August 1, 2005	/s/ Carl d. Paschetag, Jr.
Vice President and
Treasurer